Exhibit 10.4
Director Compensation Summary
Persons elected at our annual meetings as directors and who hold no executive office with us or any of our affiliates are entitled to receive an annual retainer of $20,000 and a further retainer of $10,000 if such director acts as Chairman of our Audit Committee or $7,500 if such director acts as Chairman of our Compensation Committee or our Nominating & Corporate Governance Committee. Effective September 12, 2006, the non-employee Co-Chairman of our board of directors is entitled to receive an additional annual retainer of $30,000 (payable 50% in cash and 50% in our common shares). Additionally, each non-executive director is entitled to receive an attendance fee of $1,000 for each meeting of the directors or any committee thereof, and to be reimbursed for reasonable fees and expenses incurred in connection with his or her service as a director. With the exception of the $30,000 non-employee Co-Chairman retainer, such retainers and fees paid to directors are provided, at the director’s election, 50% in cash compensation with the remaining 50% payable in our common shares, or 100% payable in our common shares. Non-employee directors are granted 12,500 restricted share units upon joining our board of directors. The restricted share units vest over three years from the date of grant. As restricted share units vest, directors are issued an equivalent number of our common shares.